Exhibit 10.3

ID:
HYPERION SOLUTIONS CORPORATION
Notice of Grant of Stock Options

Option Number:
Plan:
ID:

This document constitutes notice (“Notice”) that Hyperion Solutions Corporation (“Hyperion”) has granted you (“Optionee”) an option (“Option”) to purchase shares of Hyperion common stock under the Hyperion Solutions Corporation 2004 Equity Incentive Plan (“Plan”) according to the terms here in. To accept this Option, sign one copy of this Notice and return it to Lisa Deilus, Stock Administration, in the envelope provided.

Optionee:
Grant Date:
Vesting Commencement Date:
Exercise Price:	per share:

Expiration Date:
Number and Type of Option Shares:

Exercise Schedule: The Option shall become exercisable with respect to (i) twenty-five percent (25%) of the Option Shares upon Optionee’s completion of one (1) year of active employment measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in successive equal monthly installments upon Optionee’s completion of each of the next thirty-six (36) months of active employment measured from and after the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of employment.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Plan. Optionee further agrees to be bound by the terms of the Plan and this Notice. Optionee hereby acknowledges access upon and receipt of the Plan and official prospectus for the Plan via GlobalSource (the Corporation’s intranet at http://globalsource). A copy of the Plan and prospectus are also available upon request made to the Corporate Secretary at Hyperion’s principal offices.

All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Plan. Subject to the Plan, your Option vests (becomes exercisable) as specified above, calculated to the closest whole share, so that all Option Shares will become purchasable as specified in the Notice.

To purchase Option Shares under this Option, Optionee should contact Hyperion’s designated broker and follow the website procedure or the telephone procedures that are in place at the time of the exercise (information can be found on GlobalSource). In the event that there are no website or telephone procedures in place at the time of exercise, Optionee may submit a completed exercise agreement on a form approved by Hyperion, together with payment for the Option Shares. Optionee may pay Hyperion for the Option Shares using cash, a check, a wire transfer or any other form of payment listed in section 6.4(c) of the Plan and permitted by the Administrator at the time of exercise including cashless exercise through the designated broker. As described more fully in the Plan, Option Shares available under this Option must be purchased, if at all, no later than the Expiration Date, and within three (3) months of any termination of employment with Hyperion.

Responsibility for Taxes: Regardless of any action Hyperion or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility. Prior to exercise of the Option, the Optionee shall pay or make adequate arrangements satisfactory to Hyperion and/or the Employer to satisfy all withholding and payment on account obligations of Hyperion, its subsidiaries and affiliates, and/or the Employer. In this regard, the Optionee authorizes Hyperion and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Optionee from the Optionee’s wages or other cash compensation paid to the Optionee by Hyperion, its subsidiaries and affiliates, and/or the Employer or from proceeds of the sale of the Option Shares. Alternatively, or in addition, if permissible under local law, Hyperion may (1) sell or arrange for the sale of Option Shares that the Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Option Shares, provided that Hyperion only withholds the amount of Option Shares necessary to satisfy the minimum withholding amount. Finally, the Optionee shall pay to Hyperion or the Employer any amount of Tax-Related Items that Hyperion or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of Option Shares that cannot be satisfied by the means previously described. Hyperion may refuse to honor the exercise and refuse to deliver the Option Shares if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

Nature of Grant: In accepting the grant, the Optionee acknowledges that: (a) the Plan is established voluntarily by Hyperion, it is discretionary in nature and it may be modified, amended, suspended or terminated by Hyperion at any time, unless otherwise provided in the Plan and this Notice; (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future option grants, if any, will be at the sole discretion of Hyperion; (d) the Optionee’s participation in the Plan will not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time with or without cause; (e) the Optionee is voluntarily participating in the Plan; (f) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Hyperion or the Employer, and which is outside the scope of Optionee’s employment contract, if any; (g) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Hyperion or the Employer; (h) in the event that Optionee is not an employee of Hyperion, the Option grant will not be interpreted to form an employment contract or relationship with Hyperion; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of Hyperion; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) if the underlying Shares do not increase in value, the Option will have no value; (k) if Optionee exercises his or her Option and obtains Option Shares, the value of those Option Shares acquired upon exercise may increase or decrease in value, even below the exercise price; (l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Option Shares purchased through exercise of the Option resulting from termination of Optionee’s employment by Hyperion or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases Hyperion and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Notice, Optionee will be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (m) in the event of termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), Optionee’s right to exercise the Option after termination of employment, if any, will be measured by the date of termination of Optionee’s active employment and will not be extended by any notice period mandated under local law; the Board shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of his or her Option grant.

Data Privacy: The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, Hyperion and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Hyperion and the Employer may hold certain personal information about him or her, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Hyperion, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data may be transferred to Hyperion’s designated broker or such other stock plan service provider as may be selected by Hyperion in the future, which is assisting Hyperion with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes Hyperion, the designated broker and any other possible recipients which may assist Hyperion (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

Governing Law: The Option grant and the provisions of this Notice are governed by, and subject to, the laws of the State of Delaware, as provided in the Plan.

Severability: The provisions of this Notice are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

OPTIONEE:

By Godfrey Sullivan
President and Chief Executive Officer